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                                                                       EXHIBIT 5

                        [Irell & Manella LLP Letterhead]

                                January 9, 1998


Hollywood Park, Inc.
Hollywood Park Operating Company
1050 South Prairie Avenue
Inglewood, California 90301


     RE:     Series B 9 1/2% Senior Subordinated Notes Due 2007


Ladies and Gentlemen:

     We have acted as counsel to Hollywood Park, Inc. and Hollywood Park Operating Company (collectively, the "Issuers"), in connection with the offer to exchange (the "Exchange Offer") all of the Issuers' previously issued $125,000,000 aggregate principal amount of Series A 9 1/2% Senior Subordinated Notes due 2007 (the "Old Notes") for $125,000,000 aggregate principal amount of Series B 9 1/2% Senior Subordinated Notes due 2007 (the "New Notes"). A registration statement on Form S-4 relating to the Exchange Offer has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). This opinion is furnished to you in connection with the registration of the New Notes.

     We are familiar with the corporate proceedings taken by the Company in connection with the issuance of the New Notes pursuant to the Exchange Offer. It is our opinion that the New Notes, when issued pursuant to the terms of the Exchange Offer, will be legally issued, fully paid and non-assessable and will constitute binding obligations of the Issuers.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                         Sincerely,


                                         /s/ Irell & Manella LLP

                                         IRELL & MANELLA LLP